Exhibit 99

PPG Industries, Inc. One PPG Place Pittsburgh, Pennsylvania 15272 USA www.ppg.com

News	Contact: Jeremy Neuhart PPG Corporate Communications 412-434-3046 neuhart@ppg.com Investors: Vince Morales PPG Investor Relations 412-434-3740 vmorales@ppg.com

PPG reports record earnings for any quarter

•	Adjusted earnings per share of $2.36, up 11 percent versus previous year

•	Eighth consecutive quarter of record adjusted EPS

•	Negative currency translation reduced sales by $180 million and EPS by 10 cents

•	Local currency sales up 4 percent, including strong U.S. coatings growth

•	Company ended quarter with $1.2 billion in cash and short-term investments

PITTSBURGH, July 19, 2012 – PPG Industries (NYSE:PPG) today reported net sales for the second quarter 2012 of $4 billion. Net income for the quarter was $362 million, or $2.34 per diluted share, including nonrecurring charges. Adjusted net income for the quarter, excluding the nonrecurring charges, was $365 million, or $2.36 per diluted share. Second quarter 2011 net sales were $4 billion, and net income was $340 million, or $2.12 per diluted share.

Second quarter 2012 results include after-tax charges of $3 million, or 2 cents per diluted share, for costs related to the company’s announced agreement to separate its commodity chemicals business and merge it with Georgia Gulf Corp. or its subsidiary. The company anticipates additional separation costs in the second half of 2012. There were no nonrecurring charges in the second quarter 2011. A Regulation G Reconciliation of second quarter 2012 adjusted net income and earnings per diluted share to reported net income and earnings per diluted share is included below.

“In the second quarter, PPG delivered the highest quarterly earnings per share in company history as a result of continued execution, strong cost discipline and effective cash deployment,” said Charles E. Bunch, PPG chairman and CEO. “These record earnings were achieved despite significantly weaker European and Latin American currency exchange rates and growth that varied by region and end-use market.”

According to Bunch, the negative currency impacts reduced overall sales by 5 percent and resulted in a negative 10 cents per share earnings impact versus the second quarter 2011.

“Overall, our sales in local currencies grew in the quarter, led by continued strong organic growth in North America,” Bunch said. “Business in emerging regions also expanded, but results were mixed by end-use market. Organic growth in North America and emerging regions was comparable to first quarter performance; however, these gains were partly offset by a further, fairly broad step-down in European demand. These regional variations were evident in nearly all our global businesses, which resulted in an overall flattening of our worldwide volume growth rate.

“Aerospace and automotive manufacturing remained our strongest end-use markets, delivering excellent growth, and recent acquisitions aided sales and earnings results,” Bunch noted.

“Looking ahead, we expect European business conditions to remain challenging, and we will continue to aggressively implement our previously announced restructuring programs focused primarily in this region. Targeted savings from these programs are between $40 million and $50 million in the second half of the year. We expect growth in North America and Asia to continue but to remain inconsistent by end-use market. Also, we continued to be impacted by coatings input cost inflation, with inflation rates this quarter similar to the first quarter. We expect to offset the negative effects of this inflation in the second half of the year with selectively higher pricing and lower commodity input costs”.

“Finally, during the quarter we did not repurchase any company stock due to negotiations related to the separation and merger of our commodity chemicals business, which was announced today,” Bunch said. “We will not repurchase any company stock while the announced deal is pending, but we will continue to pursue acquisitions that fit our strict financial metrics, as a primary means of deploying our strong cash position.”

The company reported today that cash and short-term investments totaled approximately $1.2 billion at the end of the second quarter 2012. Year-to-date cash from operations was approximately $430 million, an improvement of about $175 million versus the prior year.

Performance Coatings segment sales for the quarter were $1.2 billion, up 1 percent versus the prior year. The negative impact of foreign currency translation was offset by higher selling prices. The aerospace business delivered strong growth in all regions, and U.S. architectural coatings sales were seasonally stronger than the first quarter and improved by mid-single-digit percentages over a difficult prior-year comparison period that included channel stocking for the new OLYMPIC(R) ONE product. Protective and marine coatings volumes were muted, with gains in protective coatings offset by lower marine demand. Automotive refinish volumes declined due to lower European demand and customer destocking. Segment earnings for the quarter of $204 million were level with the prior-year period.

Industrial Coatings segment sales for the quarter were $1.1 billion, an increase of $24 million, or 2 percent, versus the prior year. Segment volumes grew by more than 20 percent in the United States, including strong automotive OEM (original equipment manufacturer) coatings business performance. Growth in emerging regions continued but was mixed by end-use market, including in Asia where strong automotive OEM coatings results outpaced lower demand in construction-related markets. European volumes declined by about 10 percent. Sales growth was tempered by the negative impact of foreign currency translation, which reduced sales by nearly $60 million. Selling prices improved in response to higher input cost inflation. Segment earnings for the quarter were $143 million, an increase of $28 million from the prior year. Earnings were aided by the higher volumes and continued cost discipline.

Architectural Coatings – EMEA (Europe, Middle East and Africa) segment sales for the quarter of $601 million decreased $10 million, or 2 percent, versus the prior year due to lower volumes partly offset by price. Currency translation negatively impacted sales by 10 percent but was offset by sales from the Dyrup acquisition completed in January 2012. Despite mid-single-digit segment volume declines, segment earnings grew by $14 million versus the prior year’s second quarter to reach $64 million, aided by acquisition performance and continued cost-management actions. The prior year included higher costs relating to a large customer bankruptcy, and that year-over-year benefit was negated by the negative impact of foreign currency translation.

Optical and Specialty Materials second quarter 2012 segment sales of $314 million were down $12 million, or 4 percent, versus the prior year due to the negative impact of foreign currency translation. Segment volumes were flat and included negative impacts from weakened European market conditions and optical customer inventory management. Segment earnings grew $5 million year-over-year to $95 million, aided by cost management.

Commodity Chemicals segment sales for the quarter of $427 million were down $43 million, or 9 percent, versus the prior year. Selling prices were lower year-over-year and modestly lower than the first quarter 2012. Chlorine demand weakened during the quarter, and volumes were also slightly lower year-over-year. Lower natural gas input costs and cost management offset the sales declines. Segment earnings were $106 million, level with the second quarter 2011.

Glass segment sales were $273 million for the quarter, down $1 million from the prior year. Higher flat glass volumes were offset by lower pricing and the negative impact of foreign currency translation. Fiber glass pricing declined from prior-year levels, driven by reduced European and Asian demand. Segment earnings were $23 million, a decrease of $6 million from the prior-year quarter as a result of lower pricing and lower fiber glass equity earnings.

PPG: BRINGING INNOVATION TO THE SURFACE.(TM)

PPG Industries’ vision is to continue to be the world’s leading coatings and specialty products company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in more than 60 countries around the world. Sales in 2011 were $14.9 billion. PPG shares are traded on the New York Stock Exchange (symbol:PPG). For more information, visit www.ppg.com.

Additional Information

PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, July 19. The company will hold a conference call to review its second quarter 2012 financial performance today at 2 p.m. ET. The dial-in numbers are: in the United States, 800-299-9086; international, 617-786-2903; passcode 72778101. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, July 19, beginning at approximately 4 p.m. ET, through Thursday, July 26, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, 617-801-6888; passcode 48220988. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4 p.m. ET today, July 19, 2012, through Friday, July 19, 2013.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors.

This news release also contains statements about PPG’s agreement to separate its commodity chemicals business and merge it with Georgia Gulf Corporation or a subsidiary of Georgia Gulf (the “Transaction”). Many factors could cause actual results to differ materially from the company’s forward-looking statements with respect to the Transaction, including, the parties’ ability to satisfy of the conditions of the Transaction; the parties’ ability to complete the Transaction on anticipated terms and schedule, including the ability of Georgia Gulf to obtain shareholder approval and the ability of the parties to obtain regulatory approvals and the anticipated tax treatment of the Transaction and related transactions; risks relating to any unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses and future prospects; business and management strategies for the management, expansion and growth of Georgia Gulf’s operations; Georgia Gulf’s ability to integrate PPG’s commodity chemicals business successfully after the closing of the Transaction and to achieve anticipated synergies; and the risk that disruptions from the Transaction will harm PPG’s or Georgia Gulf’s business.

Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Regulation G Reconciliation

PPG Industries believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of net income and earnings per diluted share adjusted for nonrecurring charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per diluted share adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and earnings per diluted share may not be comparable to similarly titled measures as reported by other companies. The following is a reconciliation of reported and adjusted net income and earnings per diluted share for the second quarter 2012:

Regulation G Reconciliation – Results from Operations

($ in millions, except per-share amounts)

Second Quarter 2012	$	EPS
Reported net income	$362	$2.34
Business separation/merge costs	3	0.02

Adjusted net income	$365	$2.36

–120719Earnings–

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.

Olympic is a registered trademark of PPG Architectural Finishes, Inc.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended June 30		6 Months Ended June 30
	2012	2011	2012	2011

Net sales	$3,955	$3,986	$7,707	$7,519
Cost of sales, exclusive of depreciation and amortization (Note A)	2,352	2,417	4,581	4,544
Selling, R&D and administrative expenses (Note A)	934	939	1,896	1,839
Depreciation	87	88	176	174
Amortization	27	31	56	62
Interest expense	50	55	101	108
Interest income	(9)	(11)	(19)	(21)
Asbestos settlement - net	3	3	6	6
Business restructuring	—	—	208	—
Other (earnings)/charges - net (Note B)	(16)	(36)	124	(44)

INCOME BEFORE INCOME TAXES	527	500	578	851
Income tax expense (Note C)	131	128	131	220

Net income attributable to the controlling and noncontrolling interests	396	372	447	631
Less: Net income attributable to noncontrolling interests	(34)	(32)	(72)	(63)

NET INCOME (ATTRIBUTABLE TO PPG)	362	340	375	568

Earnings per common share (attributable to PPG)	$2.37	$2.15	$2.45	$3.57

Earnings per common share (attributable to PPG) - assuming dilution	$2.34	$2.12	$2.42	$3.52

Average shares outstanding	153.2	158.2	153.0	159.4

Average shares outstanding - assuming dilution	155.0	160.3	154.7	161.5

Note A:

Includes charges during the three and six months ended June 30, 2011 associated with an Architectural Coatings - EMEA (Europe, Middle East and Africa) customer bankruptcy. The charges totaled approximately $9 million.

Note B:

The six months ended June 30, 2012 includes a pretax charge of $159 million. The charge primarily relates to continued environmental remediation activities at PPG’s former Jersey City, N.J., manufacturing plant and associated sites.

The three and six months ended June 30, 2011 include a $9 million net benefit stemming primarily from a bargain purchase gain, reflecting the excess of the fair value of the net assets acquired from Equa-Chlor during the quarter over the price paid.

Note C:

The effective tax rate on pretax earnings for the three months ended June 30, 2012 includes the tax benefit of $1 million or 37.7 percent on certain business separation / merge costs. The effect tax rate on the remaining pre-tax earnings was 25 percent resulting in tax expense of $132 million.

The effective tax rate on pretax earnings for the six months ended June 30, 2012 includes tax benefits of $60 million or 37.7 percent for estimated environmental remediation costs primarily at sites in New Jersey, $45 million or 21.4 percent for business restructuring charges, $2 million or 28.6 percent for acquisition-related expenses stemming from the integration of Dyrup A/S in Europe and Colpisa in Latin America and $1 million or 37.7 percent for certain business separation / merge costs. The effective tax rate on the remaining pre-tax earnings was 25 percent resulting in tax expense of $239 million.

The calculated tax rate for the three and six months ended June 30, 2011 of 25.6 percent and 25.9 percent includes the benefit from the nontaxable bargain purchase gain of approximately $9 million resulting from an acquisition. The effective rate on the remaining 2011 pretax earnings was 26 percent.

BALANCE SHEET HIGHLIGHTS (unaudited)

	June 30 2012	June 30 2011	Dec. 31 2011
($ in millions)
Current assets:
Cash and cash equivalents	$1,017	$982	$1,457
Short-term investments	230	263	25
Receivables - net	3,310	3,345	2,830
Inventories	1,775	1,821	1,607
Other	819	828	775

Total current assets	$7,151	$7,239	$6,694

Current liabilities:
Short-term debt and current portion of long-term debt	$647	$111	$108
Asbestos settlement	642	603	593
Accounts payable and accrued liabilities	3,276	3,208	3,001

Total current liabilities	$4,565	$3,922	$3,702

Long-term debt	$2,964	$3,613	$3,574

PPG OPERATING METRICS (unaudited)

	June 30 2012	June 30 2011	Dec. 31 2011
($ in millions)
Operating Working Capital (a)
Amount	$3,247	$3,197	$2,739
As a percent of quarter sales, annualized	20.5%	20.0%	19.5%

(a)	Operating working capital includes (1) receivables from customers, net of the allowance for doubtful accounts, plus (2) inventories on a first-in, first-out (FIFO) basis, less (3) the trade creditor’s liability.

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended		6 Months Ended
	June 30		June 30
	2012	2011	2012	2011
	(millions)		(millions)

Net sales
Performance Coatings	$1,241	$1,230	$2,391	$2,282
Industrial Coatings	1,099	1,075	2,175	2,100
Architectural Coatings - EMEA	601	611	1,118	1,082
Optical and Specialty Materials	314	326	648	634
Commodity Chemicals	427	470	846	889
Glass	273	274	529	532

TOTAL	$3,955	$3,986	$7,707	$7,519

Segment income
Performance Coatings	$204	$204	$364	$343
Industrial Coatings	143	115	293	231
Architectural Coatings - EMEA	64	50	80	62
Optical and Specialty Materials	95	90	204	180
Commodity Chemicals	106	106	206	203
Glass	23	29	31	55

TOTAL	635	594	1,178	1,074
Legacy items (Note A)	(15)	(11)	(190)	(37)
Business restructuring (Note B)	—	—	(208)	—
Acquisition-related (costs) gain, net (Note C)	—	9	(6)	9
Business separation / merge costs (Note D)	(4)	—	(4)	—
Interest expense, net of interest income	(41)	(44)	(82)	(87)
Other unallocated corporate expense	(48)	(48)	(110)	(108)

INCOME BEFORE INCOME TAXES	$527	$500	$578	$851

Note A:

Legacy items include current costs related to former operations of the company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain charges that are considered to be unusual or nonrecurring including the earnings impact of the proposed asbestos settlement. Legacy items also include equity earnings from PPG’s approximately 40 percent investment in the former automotive glass and services business. The six months ended June 30, 2012 includes a pretax charge of $159 million. The charge primarily relates to continued environmental remediation activities at PPG’s former Jersey City, N.J., manufacturing plant and associated sites.

Note B:

The six months ended June 30, 2012, includes business restructuring charges of $65 million for the Performance Coatings segment, $46 million for the Industrial Coatings segment, $63 million for the Architectural Coatings - EMEA segment, $32 million for the Optical and Specialty Materials segment, $1 million for the Commodity Chemicals segment and $1 million for Corporate. These costs are considered to be unusual and nonrecurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

Note C:

The six months ended June 30, 2012 includes the flow-through cost of sales of the step up to fair value of inventory acquired from Dyrup and Colpisa. These costs are considered to be unusual and non-recurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

The six months ended June 30, 2011 includes a second quarter 2011 net benefit stemming primarily from a bargain purchase gain, reflecting the excess of the fair value of the net assets acquired from Equa-Chlor over the price paid.

Note D:

The three and six months ended June 30, 2012 include $4 million of certain business separation / merge costs. These costs are considered to be unusual and nonrecurring.